Exhibit 10.49

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “****”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL	Execution Version

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (this “Agreement”), dated as of November 12, 2013 (the “Effective Date”), is hereby entered into by and between Lantheus Medical Imaging, Inc., a corporation organized and existing under the laws of Delaware with its principal place of business at 331 Treble Cove Road, North Billerica, MA 01862 (“LMI”), and Pharmalucence, Inc., a corporation organized and existing under the laws of Delaware with a place of business at 29 Dunham Road, Billerica, MA 01862 (“CMO”).  LMI and CMO are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, CMO is experienced in the manufacture and supply of products;

WHEREAS, LMI desires that CMO manufacture the Product(s) (as defined below) for and supply the Product(s) to LMI on the terms and conditions set forth in this Agreement; and

WHEREAS, CMO is willing to manufacture the Product(s) for and supply the Product(s) to LMI on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

1.1                               Defined terms.  As used herein, the following terms shall have the following meanings:

(a)                                 “Affiliate” means any corporation or other entity which controls, is controlled by, or is under common control with, a Party to this Agreement.  A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.  For the avoidance of doubt, none of Avista Capital Partners, its associated companies and entities, their respective successors and assigns, or their own direct and indirect investments (other than Lantheus MI Holdings, Inc. and its direct and indirect subsidiaries) shall be deemed to be Affiliates of LMI.

(b)                                 “API” means, with respect to any Product, the pharmacologically active drug substance described on the applicable Proposal, which can be used to manufacture such Product pursuant to Product’s NDA.

(c)                                  “Batch” means a specific quantity of the applicable Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

(d)                                 “cGMPs” means all applicable current good manufacturing practices, as may be amended or supplemented from time to time, including the current good manufacturing practices required by the FDA pursuant to 21 CFR Parts 210 and 211 and ICH Q7, each as amended from time to time.

(e)                                  “CMC” means (i) manufacturing process development for all presentations of Product; (ii) all chemistry, manufacturing and control procedures necessary for the manufacturing, testing and quality control release of all presentations of the Product; and (iii) sourcing and testing of all raw materials and components used in the production of all presentations of the applicable Product.

(f)                                   “Calendar Quarter” means any period of three consecutive calendar months commencing with the first day of any January, April, July, or October.

(g)                                  “DMF” means a Drug Master File as described in 21 CFR 14.420.

(h)                                 “FDA” means the United States Food and Drug Administration or any successor entity thereto and similar health regulatory agencies in other countries in the Territory.

(i)                                     “Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iii) all trade secrets; and (iv) all other intellectual property rights arising from or relating to Technology.

(j)                                    “LMI Materials” means the materials supplied by LMI to CMO, as identified in the Proposal(s) (including, but not limited to, the applicable API), which shall be used to manufacture the applicable Product pursuant to the applicable Product NDA.

(k)                                 “Lot” means, with respect to any Product, a Batch, or a specific identified portion of a Batch, which consists of at least the number of vials of such Product set forth on the applicable Proposal.

(l)                                     “NDA” means the New Drug Application and similar regulatory approvals filed with the FDA or other agencies for the applicable Product, and any amendments or Supplemental New Drug Applications thereto, or documents incorporated by reference.

(m)                             “Product” means the final finished dosage form presentations of any of the product(s) named and described on any of the Proposal(s), which is manufactured pursuant to the applicable Product NDA and suitable for distribution in commerce in the Territory.

(n)                                 “Proposals” means proposals and quotations submitted by CMO to LMI and mutually accepted by both Parties in writing, copies of which shall be attached hereto and shall be automatically deemed incorporated herein by reference.  In the event of any conflict between the Proposal(s) and this Agreement, the terms of this Agreement shall control.

(o)                                 “Specifications” means the written specifications for the applicable Product separately agreed to by the Parties in writing, as the same may be amended from time-to-time pursuant to the provisions of Section 2.7, and the quality standards, including tests, analytical procedures and acceptance criteria, that are established to confirm the quality of such Product which are mutually agreed to in writing and contained or referenced in the Master Batch Record for such Product or as otherwise mutually agreed to in writing by the Parties.

(p)                                 “Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tool design, material specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, design, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

(q)                                 “Territory” means all countries or regions in the world.

1.2                               Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Act	5.1
Agreement	Preamble
CMO	Preamble
Dispute	8.1(a)
DMF	3.4(b)

Force Majeure Event	9.5
Forecast	2.2(a)
Improvements	6.1(a)
Indemnitee	7.3
Indemnitor	7.3
Initial Forecast	2.2(a)
Information	6.2(a)
Liability	7.1
LMI	Preamble
Manufacturing Defect	7.1
Party or Parties	Preamble
Pre-existing Intellectual Property	6.1(a)
Quality Agreements	5.7
Rejection Notice	5.6
Senior Executive	8.1(a)
Subsequent Forecast	2.2(a)
Term	3.1
terminal supply	3.3(c)
TPM EHS Assessment Program	5.8(b)
Transfer Notice	2.5

1.3                               Interpretation.  References in this Agreement to the singular include references to the plural and vice versa.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement (together with any Proposal(s)) in its entirety and not to any particular Article, Section or provision of this Agreement.  Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

2.                                      SERVICES

2.1                               Services.

(a)                                 Development.  CMO shall perform development services in support of the manufacture of Product(s) as defined by the Proposal(s) and for the pricing set forth for such development services in the Proposal(s).  CMO hereby represents and warrants that it has the experience, capability and resources, including but not limited to sufficient personnel and supervisors, to efficiently and expeditiously perform such development services in a professional, competent and timely manner.  CMO further represents and warrants that it will at all times devote the necessary personnel and supervisors to perform such development services and that, in fulfilling its obligations, CMO shall assign only persons with the appropriate training and qualifications to perform such services.  LMI and CMO shall use commercially reasonable efforts to qualify CMO as a supplier of the Product named and defined in Proposal #1 dated as of the date hereof under the applicable Product NDA.

(b)                                 No Debarment.  CMO represents and warrants that neither it, nor any of its employees, agents or consultants performing services under this Agreement, have been debarred, suspended, or otherwise excluded by the FDA or any other regulatory authority from conducting business and, to the best of its knowledge after due inquiry, are not under consideration to be debarred, suspended or otherwise excluded.  CMO agrees to notify LMI as soon as practicable upon CMO’s learning of the occurrence of any such debarment, conviction, investigation or inquiry relating to a potential debarment, suspension or exclusion, of any person performing services pursuant to this Agreement, agrees that said person shall be immediately prohibited from performing services under this Agreement and agrees that LMI shall have the right to terminate this Agreement therefor immediately upon written notice.

(c)                                  No Conflict.  CMO warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by it to LMI or any third party in connection with any of the services called for hereunder.  CMO further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by CMO pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of CMO or its Affiliates with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, service agreements, disclosure agreements or agreements for assignment of inventions.  CMO shall not subcontract with any third party or use Affiliates or agents to perform any of its obligations hereunder without the prior written consent of LMI (not to be unreasonably withheld, delayed or conditioned).  CMO shall cause all of its employees and any permitted subcontractor, agent or Affiliate to be bound by, and to comply with, all confidentiality, quality assurance, regulatory and other obligations and requirements as set forth in this Agreement.

2.2                               Purchase and Sale.  CMO shall manufacture, sell and deliver to LMI, and LMI shall purchase from CMO, the Product(s) on the terms and conditions set forth in this Agreement.  The following provisions shall apply with respect to the Product(s):

(a)                                 Forecasts; Orders.  LMI shall send to CMO a twelve (12) month forecast (the “Initial Forecast”) for the type and quantities of Product(s) which LMI expects to have delivered from CMO during such 12-month period.  LMI shall provide the Initial Forecast for Product(s) to CMO within **** (****) days after CMO is approved as a supplier of Product(s) under the NDA.  LMI shall thereafter update such forecast at least one day prior to the first business day of each calendar quarter thereafter (a “Subsequent Forecast”, and together with the Initial Forecast, a “Forecast”), providing CMO with a rolling **** (****) month forecast for Product(s).  Each Forecast shall include an estimated number of Batches for each month during the ****-month period covered by such Forecast.  Amounts set forth in a Forecast are estimates, to be used for planning purposes only, and Forecasts shall not constitute binding purchase orders, except that the first **** (****) months of each Forecast shall be binding upon LMI and LMI shall place purchase orders corresponding to the binding portion of such Forecast.  CMO will use all commercially reasonable efforts to accommodate any changes in quantities of Product(s) ordered by LMI.

(b)                                 Purchase Orders; Rejection of Orders.  LMI will provide CMO with a firm purchase order (specifying location(s) of delivery and requested delivery date(s)) at least **** (****) days prior to the earliest delivery date specified in such purchase order.  All purchase orders will be sent by facsimile or electronic mail to the address specified by CMO.  CMO shall accept each purchase order and confirm the date of manufacturing and shipment within **** (****) business days of receipt thereof.  Such purchase order shall be deemed accepted by CMO if CMO does not reject a purchase order within the **** business-day period.  In addition, CMO will use all commercially reasonable efforts to ****.

(c)                                  Prices.  Pricing for Product(s) supplied by CMO shall be as set forth in the applicable Proposal.

(d)                                 Taxes.  Such prices do not include sales, use, value added or other excise tax.  LMI will pay (or, if paid by CMO, reimburse CMO) for all such taxes arising under this Agreement (but not any taxes based upon CMO’s income).  In lieu thereof, LMI may provide to CMO a tax or other levy exemption certificate acceptable to the taxing or other levying authority.

(e)                                  Superiority of Agreement.  The terms of this Agreement and of the Quality Agreements shall prevail over any inconsistent terms in any Proposal, purchase order, acknowledgment or invoice, and no additional terms (other than those set forth in this Agreement and the Quality Agreements or allowed pursuant to the terms of this Section 2.2) in a purchase order, acknowledgement or invoice shall be binding on either Party.

2.3                               Delivery.

(a)                                 Schedule; Quantities.  CMO will ship, and LMI will take delivery, of all Product(s) within **** (****) days of the applicable delivery date(s) set forth in the applicable accepted purchase order; provided that LMI and CMO may mutually agree to modify any such delivery date(s) at any time prior to actual shipment by CMO; and provided further that, in the event that LMI (or its designee) fails to take delivery of Product(s) within **** (****) days of the originally specified delivery date(s) (other than because Product(s) are appropriately rejected pursuant to Section 5.6), then CMO shall store such Product(s) at a mutually agreed upon storage facility (such agreement not to be unreasonably withheld, conditioned or delayed) at LMI’s cost.  In the event that CMO, at any time during the term of this Agreement, has reason to believe that it will be unable to perform any of the services under this Agreement or meet the requested delivery date(s) specified in the purchase orders, CMO shall promptly notify LMI in writing of such delay(s) within **** (****) business days of such determination.  To the extent that (i) a Lot is delivered **** (****) or more days after the specified delivery date which had previously been accepted by CMO and (ii) such delay is due to CMO’s breach, negligence or willful misconduct, then LMI shall have the right to purchase such Lot if it so desires at **** (****%) of the applicable Batch price.

(b)                                 Terms of Delivery.  Delivery terms shall be DDP North Billerica, MA (or any other location designated by LMI in writing), at which time risk of loss and responsibility for the Product(s) will transfer to LMI.  DDP has the meaning assigned it in the ICC Incoterms, 2010.  CMO shall ship the Product(s) using LMI’s designated carrier in accordance with LMI’s instructions regarding destination, delivery date, temperature control and such other factors as LMI reasonably believes are relevant for purposes of the delivery.  CMO shall ship all Product to the locations designated by LMI.

2.4                               Payment Terms.  Invoices will reflect actual quantities and types of Product(s) properly delivered in accordance with the applicable purchase order.  All undisputed portions of invoices issued by CMO to LMI shall be paid within **** (****) days after the date of receipt of the corresponding invoice (or as otherwise agreed to by the Parties in writing if prompt payment discounts are made available to LMI by CMO).  Such payments shall be made in U.S. dollars by check or wire transfer or by such other method as CMO and LMI shall reasonably designate from time to time.  In no event shall LMI be responsible for any payments related to Product(s) for which CMO was unable to satisfy its obligations under this Agreement, whether by Force Majeure Event or otherwise.  Interest shall be payable on all undisputed amounts not paid on the due date at a rate of ****% for each month the amounts remain unpaid.  If any amount on an undisputed invoice is not paid when due hereunder, without prejudice to any other rights or remedies CMO may have, CMO will be entitled to (i) suspend the manufacturing and delivery of Product(s) until it has received payment in full for all past due amounts and (ii) recover from LMI the costs and expenses incurred in connection with collecting the same (including reasonable and documented costs of investigation and attorneys’ fees).

2.5                               Transfer Notice.  LMI shall have the right to qualify itself, any Affiliate or any third party as a manufacturer of any of the Product(s), and to seek and obtain regulatory approval(s) of such manufacturing site or sites.  If LMI requires CMO’s assistance in connection with such activities, LMI shall notify CMO in writing, specifying the Technology to be transferred (“Transfer Notice”).  Upon receipt of such Transfer Notice, the Parties will agree in good faith upon a schedule for commencement and completion of the transfer.  Any transfer of Technology under this provision will be pursuant to a protocol established by LMI and shall include the delivery of all applicable Product-specific documents required to carry out the transfer.  CMO hereby agrees to perform such transfer in accordance with the protocol and mutually agreed upon schedule in return for reasonable compensation, commensurate with level of effort, market comparables and as agreed between the Parties.

2.6                               Inventory; Packaging Information.  CMO shall, at all times during the Term, maintain inventory levels of components and raw materials required to manufacture the volume of Product(s) forecasted by LMI for **** pursuant to Section 2.2(a) of this Agreement.  At CMO’s option, within **** (****) **** of the end of each calendar year, LMI shall purchase from CMO, at ****, such raw materials and components in good, saleable condition purchased by CMO in reliance on Forecasts (as set forth above) for the applicable Calendar Quarters that could not be returned to the original supplier by CMO or used by CMO in the supply of Product(s) to LMI during such calendar year due to lower orders of Product(s) than Forecast through no fault of CMO, unless the Parties reasonably believe that such materials will be used in ****.  LMI shall provide CMO with all packaging and labeling information and designs, if applicable, including without limitation, all art work and usage instructions to be applied to each Product (which are the property of LMI, only to be used as set forth herein and returned to LMI upon termination of this Agreement) at least **** (****) days in advance of any requirement that any Product be delivered in packaged form to enable CMO to obtain the necessary packaging materials and meet such delivery requirements (provided, however, CMO shall use all commercially reasonable efforts to accommodate any changes requested by LMI with less than ****-days advance notice).  LMI will be fully responsible and liable for the content and format of all labeling and artwork provided by LMI and used in connection with the supply of any Product hereunder.  CMO shall be solely responsible for ensuring that the content and format of all labeling and artwork used in connection with the supply of the Product(s), as provided by LMI, are accurately and consistently produced in accordance with the Specifications.  The Parties shall cooperate to ensure that all packaging and labeling information and materials are compatible with CMO’s equipment and specifications.

2.7                               Changes in Manufacturing Processes.  Any process changes requested by the CMO after establishment of commercial Product supply under a Proposal shall be made by CMO at its cost, but in all instances subject to LMI’s prior written approval and the other procedures and requirements set forth in the Quality Agreement.  CMO agrees to notify LMI in advance of any such change or improvement that it desires to implement pursuant to the Quality Agremeent in order to assess the impact of such change.  Process changes requested by LMI after establishment of commercial Product supply under a Proposal shall be subject to CMO fees in accordance with ****.  The Parties will in all events reasonably cooperate with the other Party in effecting any process changes or improvements reasonably requested by such Party and, to the extent such changes constitute Intellectual Property, the Parties shall reasonably cooperate in connection with the preparation, filing and prosecution of any patent applications/patents relating thereto, any such changes and any such patents/applications to constitute Improvements to LMI’s Pre-Existing Intellectual Property and Technology pursuant to Section 6.

2.8                               API and Other LMI Materials.

(a)                                 LMI will supply, at its expense, sufficient quantities of the LMI Materials to CMO’s facility **** to enable CMO to meet its obligations hereunder.  CMO will provide LMI with an inventory report for the LMI Materials on a **** basis (or as otherwise agreed to by the Parties).  All such LMI Materials shall conform to the specifications agreed to by CMO and LMI.

(b)                                 Title to the LMI Materials shall remain at all times with LMI, and CMO shall and hereby does agree to enter into any form of warehouseman or bailee agreement required by a then-current lender to LMI.  If any of the LMI Materials are lost or damaged as a result of CMO’s acts or omissions (including, but not limited to, in-process failures determined to be the fault of the CMO), at LMI’s option, CMO shall (i) reimburse LMI for ****, or (ii) allow LMI a purchase price credit equal to ****, which purchase price credit shall be applied, at LMI’s direction, against future purchase orders of any product manufactured by CMO for LMI.  Any credits hereunder not settled within

**** (****)**** of issuance, or within **** (****) days of the effective date of any termination or expiration of this Agreement, will be refunded to LMI.

3.                                      TERM; TERMINATION

3.1                               Term; Renewal.  Unless terminated sooner in accordance with the terms of this Agreement, this Agreement shall commence on the Effective Date and shall have an initial term of five (5) years.  LMI shall have the right to extend this Agreement for an additional five (5) year period upon written notice to CMO; provided that each Party shall have the right to terminate this Agreement for any or no reason at any time during such additional five (5) year period by providing the other Party at least thirty (30) months advance written notice of such termination.  The initial term and any additional period shall be referred to collectively as the “Term”.

3.2                               Termination by Mutual Agreement.  This Agreement may be terminated by mutual written agreement of CMO and LMI at any time.

3.3                               Termination for Cause.  This Agreement may be terminated by a Party as follows:

(a)                                 If a Party files a petition or similar action for its protection or is the subject of an involuntary petition or similar action not dismissed within ninety (90) days, under bankruptcy, insolvency, reorganization or receivership law, or such Party is placed in receivership or makes an assignment for benefit of creditors, the other Party may elect to terminate this Agreement immediately by written notice to the first Party without prejudice to any right or remedy the other Party may have under the Agreement, including damages for breach, if any.

(b)                                 In the event that a Party materially defaults under or materially breaches any of the provisions of this Agreement or the Quality Agreements, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice, unless such material default or breach is cured during such sixty (60) day period (or in the event any breach is incapable of being cured in such time period, the other Party presents a plan to attempt cure of such breach and prevent similar breaches, which plan is reasonably acceptable to the terminating Party), in which event this Agreement shall continue in full force and effect.

(c)                                  If LMI is the Party with the right to terminate this Agreement in accordance with Sections 3.3(b) due to the uncured material breach of CMO, LMI shall have the option to delay the termination and continue to have CMO supply LMI under this Agreement upon written notice to CMO detailing the same, until such time as (i) the Technology transfer described in Section 2.5 is complete and LMI has qualified and obtained regulatory approval for itself, an Affiliate or a third party as manufacturer of Product(s) or (ii) CMO delivers a terminal supply of Product(s) (at ****) under Section 3.4(d) of this Agreement.  For purposes of this Agreement, “terminal supply” means the amount of Product(s) reasonably requested by LMI so as to avoid any disruption to LMI’s supply or sale of Product (s), including during any commercially reasonable

Technology transfer period described in Section 2.5.  CMO shall be responsible for any costs or expenses reasonably incurred by LMI as a result of CMO’s breach.

3.4                               Effect of Expiration or Termination; Accrued Rights; Surviving Obligations.  Upon any expiration or termination of this Agreement:

(a)                                 Product on Hand.  CMO shall notify LMI of the amount and type of Product(s) it has on hand as of the effective date of any termination or expiration as a result of purchase orders placed by LMI, and LMI shall purchase such Product(s) at the applicable price as set forth in the applicable Proposal, but LMI shall not be required to purchase any Product(s) (i) that fail to meet Specifications, (ii) for which CMO is unable to provide the certificates of analysis specified in Section 5.4 of this Agreement, (iii) for which CMO is unable to provide the certificates of manufacturing compliance specified in Section 5.5, or (iv) that are appropriately rejected by LMI pursuant to Section 5.6.  In addition LMI shall purchase from CMO, within **** (****) days of CMO’s request, at ****, unused raw materials or components (such as vials, stoppers, sealers) purchased by CMO pursuant to the inventory requirements described in Section 2.6 to the extent such materials or components are in good, saleable condition and cannot be returned to the original supplier by CMO (if such return is requested by LMI).

(b)                                 Regulatory Information.  On and as of the effective date of any termination or expiration, or such earlier date as LMI may reasonably request prior to an upcoming termination or expiration, CMO shall promptly transfer to LMI or its nominee all information and Technology in CMO’s possession and used in connection with the manufacture of the Product(s), all information and Technology relevant to specific methods of applicable Product manufacture or applicable Product characterization or testing, all information relevant to obtaining an FDA regulatory approval and any other applicable regulatory approval of the Product(s), all information contained in CMO’s regulatory submissions in connection with the development and approval of the Product (s), and all other information relating to the manufacture of the Product(s), which is useful to enable LMI or a third party to manufacture and obtain regulatory approval for the Product(s).  LMI has the right to use such information in regulatory submissions in order to gain or maintain approval to sell products containing the Product(s) or to aid in investigations.  CMO will cooperate with LMI in providing reasonably necessary assistance to LMI in support of LMI’s efforts to obtain or maintain approval to sell products containing the Product(s) and to aid in investigations.  LMI and its nominees may only use any Information of CMO received pursuant to this Section 3.4(b) in connection with the Product(s).  Upon request by LMI, CMO will prepare and file a Drug Master File (“DMF”) in CMO’s name for the manufacture of the Product(s).  In the event that CMO is unable for any reason to supply LMI’s requirements of Product(s), then LMI may use CMO’s batch records and DMF solely for the purpose of making or having made Product(s).  In such event, such batch records and DMF may be disclosed to third parties by LMI, but only subject to written agreements obligating such third parties to keep such batch records and DMF in confidence in accordance with the terms of this Agreement.  In such event, CMO will cooperate with LMI and any such third party to optimize the ability and speed of LMI and any such third party to successfully manufacture Product(s).

(c)                                  Orders in Progress.  In the event of any termination or expiration of this Agreement, CMO shall, unless such termination has occurred because of a material uncured breach or default by LMI under this Agreement, notwithstanding the effective date of any termination or expiration, upon written request of LMI, complete any purchase orders for Product(s) that were placed by LMI and accepted by CMO prior to such date and LMI shall pay CMO for any Product(s) produced in accordance with such purchase orders at the applicable price and on the terms set forth in this Agreement.

(d)                                 Terminal Supply; Post-Termination or Expiration Acceptance of Orders.  Unless CMO terminates this Agreement pursuant to Sections 3.3(b), upon LMI’s request, CMO shall use commercially reasonable efforts to provide LMI with a terminal supply of Product(s) (at ****) so as to minimize disruption of LMI’s supply or sale of Product(s).  Any acceptance by CMO of any purchase order from LMI or the sale of any Product(s) by CMO to LMI after the delivery of notice of termination or after the expiration or termination of the Term shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

(e)                                  Prior Obligations.  Termination or expiration of this Agreement, in whole or in part, for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, and such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Term.

4.                                      REGULATORY ISSUES.

4.1                               Regulatory Obligations.  Unless otherwise noted in the Quality Agreement, all obligations relating to the NDA shall, at all times during the Term, remain with LMI, including without limitation (a) the obligation to prepare and make any updates or amendments to the NDA or CMC, (b) to pay any fees or other costs associated with such filings, or (c) to collect, investigate and report to the FDA and other appropriate regulatory authorities any NDA-related adverse experience reports, quality reports, and complaint reports.  CMO shall provide LMI with access to any such information reasonably required to enable LMI to comply with its obligations under this Section 4.1.  CMO shall remain solely responsible, at CMO’s expense (except as provided in the following sentence), for compliance with (i) cGMPs (including any comparable requirements imposed by foreign authorities, but limited to those jurisdictions that are within the Territory as set forth in any amendment to this Agreement); (ii) obtaining or maintaining establishment registrations and all other required permits and licenses for all relevant facilities; and (iii) the preparation and submission of all records and reports required by FDA and other appropriate regulatory authorities in connection with the manufacture and sale to LMI of the Product, including, without limitation, updating the DMF in countries or regions within the Territory and providing LMI with the necessary DMF Authorization Letters, if applicable.  The allocation of **** shall be mutually determined by the Parties reasonably and in good faith, taking into consideration ****.  All information, documents and updates with regard to, relating to, or otherwise affecting, the Product or the manufacture, testing or shipping of Product which are required or requested by any governmental agency shall be provided by CMO to such agency in a timely manner (in each case, after providing LMI with (x) such information, documents and updates, (y) a reasonable opportunity to confer and comment on such information, documents and updates and (z) good faith consideration of any such conference and comments, in each case, reasonably in advance of submitting such information, documents and updates to such agency), and CMO shall submit to all inquiries and inspections by any such agencies (and notify, confer with, and in good fath consider the comments of, LMI reasonably in advance of (or, if not possible, immediately following) any such inquiries and inspections).  CMO agrees to notify LMI of (and provide LMI with copies of any documentation relating to, and summaries of any unwritten communications relating to) any regulatory, civil or criminal proceedings, investigations, warnings or other adverse actions relating to any actual or alleged violations of applicable laws or regulations relating to, arising out of or, or otherwise in connection with, its manufacture of the Product.  CMO shall keep records of the manufacture, testing and shipping of the Product(s), and retain samples of such Product(s) that are necessary to comply with manufacturing regulatory requirements as well as to assist with resolving product complaints and other similar investigations.  Copies of such records and samples shall be made available to LMI upon its request and shall be retained by CMO and be available to LMI for a period of **** (****) years following the date of manufacture, or longer if required by law.

4.2                               Product Recalls.

(a)                                 If either Party reasonably decides such Party is required to initiate a Product recall, withdrawal or field correction with respect to, or if there is any governmental seizure of, the Product(s), then the Parties will initiate and conduct any such recall pursuant to the terms set forth in the Quality Agreement.

(b)                                 To the extent that any such recall, withdrawal, field correction or seizure occurs due to (i) failure of any Product(s) produced by CMO hereunder to conform to Specifications (including being adulterated or misbranded, but excluding the failure of any LMI Materials to conform to their respective specifications other than due to CMO’s fault) or any warranty or other requirement set forth in this Agreement (it being acknowledged and agreed by the Parties that compliance with release Specifications followed by a legitimate field complaint shall not be deemed to be a failure to conform to Specifications), (ii) the failure of CMO to comply in all material respects with any applicable law, rule, regulation, guideline, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of CMO in connection with the production of Product(s) hereunder, then CMO shall bear the cost and expense of any such seizure, recall, withdrawal or field correction (including reimbursement for any purchase price payments made to CMO and related taxes or credits to the extent related to such recalled Product(s)).  To the extent that any such recall, withdrawal, field correction or seizure occurs due to any reason other than that set forth in the immediately preceding sentence, then LMI shall bear the cost and expense of any such seizure, recall, withdrawal or field correction with respect to the Product(s) recalled by LMI.  If both CMO and other factors contribute to the cause of a seizure, recall, withdrawal or field correction, then the cost and expense thereof will be shared in proportion to CMO’s and such other factors’ respective contributions to the problem with respect to the Product(s) recalled by LMI.  For the purposes of this Agreement, the expenses of any recall, withdrawal, field correction or seizure shall include, without limitation, the out-of-pocket expenses of notification and destruction or return of the recalled Product(s) and all other out-of-pocket costs or credits incurred in connection with such recall.

4.3                               Sharing of Information.  CMO shall promptly advise LMI of any information of which it obtains knowledge that may affect the safety, efficacy or labelling of the Product(s) and any actions in response to such information.

4.4.                            Adverse Events and Product Quality Complaints.  The Parties agree to the following provisions regarding adverse events and complaints:

(a)                                 LMI shall be responsible to report adverse events involving the products sold by LMI to the FDA and other regulatory authorities, and (b) respond to quality complaints and medical and technical inquiries, respecting such LMI products.

(b)                                 In the event CMO (i) receives information regarding any adverse event relating to the products sold by LMI, (ii) receives any complaints relating to the Products sold by LMI, (iii) receives any medical or technical inquiry relating to the Products sold by LMI, (iv) discovers or is notified of any material defect in the Products sold by LMI, it shall immediately notify LMI, through its agent for global pharmacovigilance, or (iv) discovers or is notified of any facts, circumstances or occurrences that do or could adversely affect the Product manufactured on LMI’s behalf, as follows (or to such other address, contact person, telephone number, facsimile number or e mail address as may be specified by LMI):

Prior to January 1, 2014:

Phone	Fax	Email

#-###-###-#### or ###-###-####	#-###-###-#### or ###-###-####	****

On and following January 1, 2014:

To the address, contact person, telephone number, facsimile number or email address that LMI will specify pursuant to a separate written notice after the date of this Agreement.

CMO shall also conduct an investigation of such event pursuant to the requirements set forth in the Quality Agreement.  The Parties shall reasonably cooperate with and assist each other in connection with any such matter.  In addition, CMO will ensure that all relevant personnel are sufficiently informed and trained on the terms and procedures outlined in this Agreement, including without limitation, the process for the receipt, recordation, exchange, communication and submission of safety data for the Product(s) and all relevant regulations and laws thereto.  CMO agrees to document the training activities, including the training material(s) used, and make these documents reasonably accessible to LMI upon request.

5.                                      WARRANTIES AND QUALITY ASSURANCE

5.1                               CMO Warranties.  CMO represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.  CMO further represents and warrants that all Product delivered to LMI: (a) will have been manufactured, packaged, labeled, tested and/or re-tested in compliance with applicable provisions of the Federal Food, Drug and Cosmetic Act (the “Act”), regulations thereunder, and any other comparable laws and regulations applicable in the Territory where the Product(s) are being distributed, relating to development, manufacture and supply under this Agreement, and in compliance with the specific U.S. or other applicable regulatory approvals regarding the Product(s); (b) shall conform to the Specifications; (c) shall comply with the Quality Agreement, the Master Batch Record and the cGMPs where the Product(s) are being distributed; and (d) will, at the time of such delivery, not be adulterated within the meaning of the Act or other applicable law where the Product(s) are being distributed, as such Act or law is constituted and effective at the time of delivery, and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce.  CMO further represents and warrants that there are no outstanding regulatory, civil or criminal proceedings, investigations, warnings or other adverse actions relating to any actual or alleged violations of applicable laws or regulations relating to, arising out of or, or otherwise in connection with, its manufacture of the Product.  CMO further represents and warrants that its facility shall conform to cGMP and other applicable laws of such jurisdictions in the Territory where Product(s) are being distributed and regulations and that the services provided by CMO and the use, practice or exploitation of the Technology or Intellectual Property provided by CMO shall not infringe, violate or misappropriate the intellectual property rights of any third party and that CMO holds all patents, trademarks and licenses necessary to manufacture and supply the Product(s) and that CMO’s performance under this Agreement will not infringe upon the patent, trademark, licensing or other rights of anyone.  At the time of delivery, the Product(s) shall have a minimum shelf life of not less than **** (****) **** less than the maximum shelf life set forth in the Specifications.

5.2                               LMI Warranties.  LMI represents, warrants and covenants that:

(a)  it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder;

(b)  the marketing, distribution and sale of Product(s) shall comply with the Act and all other applicable laws, rules and regulations; and

(c)  all laboratory, scientific, technical and/or other data submitted by LMI to CMO relating to the Product(s) shall be complete and correct and shall not contain any material misrepresentation or omission.

5.3                               DISCLAIMER OF ALL OTHER WARRANTIES.  THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE PARTIES’ ONLY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR ARISING FROM THE COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE.

5.4                               Certificates of Analysis.  CMO shall perform, or cause to be performed, sample tests on each Lot or Batch of Product(s) supplied pursuant to this Agreement and Quality Agreement before delivery to LMI (or its designee), and shall produce a test report setting forth the results of such testing.  Each test report shall set forth, for each Lot or Batch of Product(s) delivered hereunder, the items tested, specifications and test results in a certificate of analysis, containing the types of information reasonably agreed upon by CMO and LMI.  CMO shall send such certificates to LMI (and its designee, as applicable) concurrent with delivery of each Lot or Batch of Product.

5.5                               Certificates of Manufacturing Compliance.  CMO shall perform such quality control and quality assurance testing and review as is specified in the applicable Proposal(s) or otherwise agreed to by the Parties in writing to ensure that the Product(s) comply with all manufacturing requirements and specifications.  CMO shall provide or cause to be provided for each Lot or Batch of Product(s) purchased under this Agreement a certificate of manufacturing compliance, containing the type of information reasonably agreed upon by CMO and LMI, per the Quality Agreement which will certify that each Lot or Batch of Product(s) was manufactured in accordance with the Specifications and cGMP, including without limitation 21 CFR 210 and 211 and ICH Q7, as the same may be amended from time to time.  CMO shall send such certificates to LMI (and its designee, as applicable) concurrent with delivery of each Lot or Batch of Product(s).  CMO agrees that it shall maintain all of the facilities used for the manufacture of the Product(s) in material compliance with all applicable state, local, federal or international laws and regulations and shall permit the relevant governmental agencies to inspect the manufacturing facilities used for the manufacture of the Product(s) whenever deemed necessary by such agencies.  CMO shall advise LMI **** if an authorized agent of the FDA or other governmental agency visits any of CMO’s facilities where any Product is being manufactured, or where any component of any Product is manufactured, processed or controlled, or of any official contact concerning any Product; provided, however, that LMI shall have the right to be present for all scheduled inspections relating to the manufacture of any Product.  CMO shall furnish to LMI the portion of the report by such agency that relates to such visit to the extent that such report relates to any Product, within (i) **** of CMO’s receipt of such report if such report relates to urgent matters such as a recall of any Product, facility shutdown or similar events and (ii) **** after CMO’s receipt of such report for other matters.  In addition to the observation rights set forth herein and in the applicable Proposal(s), upon reasonable advance notice to CMO, CMO shall allow LMI and its consultants (subject to entering into suitable confidentially agreements reasonably acceptable to CMO) reasonable access during normal business hours throughout the Term to any of CMO’s facilities where any Product is being manufactured, or where any component of any Product is manufactured, processed or controlled to verify compliance with CMO’s obligations under this Agreement or the Quality Agreement.  Notwithstanding anything to the contrary hereunder, LMI shall have the right to postpone all pending and future purchase orders hereunder (and adjust all Forecasts accordingly), without penalty, in the event of (i) any such notices, observations or communications; (ii) any regulatory or other concerns under the applicable laws or regulations; (iii) any material issues with the supply of Product(s) hereunder (including, but not limited to, atypical manufacturing deviations of the sort requiring investigation); (iv) any consent decree; or (v) violations of any of any Product quality provisions of this Agreement or the Quality Agreement.

5.6                               Acceptance.

(a)                                 LMI shall have **** (****) days from the date of receipt of the shipment of any Product, the corresponding certificate of analysis and the corresponding certificate of manufacturing compliance to confirm conformance with the applicable Specifications and to claim any shortage in quantity of any shipment of any Product.  Any notice of rejection or shortage of any shipment of any Product must be given in writing (“Rejection Notice”), must contain a report of the reason for such rejection or shortage and be received by CMO within said **** (****) day period or such shipment will be deemed to have been accepted; provided, however that this limitation shall not apply to hidden or latent defects, it being understood that in that case, LMI shall have **** (****) days from the date it becomes aware of any hidden or latent defect to reject any Product in accordance with applicable terms and conditions hereof.  CMO shall assist in necessary analytical Technology transfers to accomplish such testing by LMI.

(b)                                 Upon receipt of a Rejection Notice, CMO shall have **** (****) days to notify LMI as to whether it agrees that the subject Product deviates from the Specifications.  If CMO disagrees with the contents of such Rejection Notice, it shall so advise LMI by notice in writing within **** (****) days after receipt of such Rejection Notice.  If LMI and CMO fail to agree within **** (****) days after CMO’s notice to LMI as to whether any Product identified in the Rejection Notice deviates from the applicable Specifications, the parties shall mutually determine an independent laboratory to evaluate whether such Product deviates from the Specifications. All retesting shall be performed in accordance with LMI retesting procedures and cGMP.  The evaluation shall be binding on the parties, and if such evaluation certifies that any Product deviates from the applicable Specifications, LMI may reject that Product.  Notwithstanding anything to the contrary, in the event LMI rejects any Product as provided hereunder, CMO shall ****, if LMI so requests.

(c)                                  Subject to the provisions of Section 5.6(a), LMI has the right to reject and return, at the expense of CMO and for ****, any portion of any shipment which deviates from the applicable Specifications, without invalidating the remainder of the purchase order, to the extent that such deviation arises from CMO’s failure to manufacture the applicable Product in accordance with the applicable Specifications.  All reasonable expenses incurred pursuant to this Section 5.6, including those of an independent laboratory, shall be paid by the Party against whom the dispute is decided.

5.7                               Quality Agreements.  The Parties agree that, within **** (****) days of the date hereof,they will enter into one or more separate quality agreements that will cover arrangements for quality control, testing documentation, quality assurance and other related matters (the “Quality Agreements”).  The Parties acknowledge that stability testing for any Product manufactured during the Term will continue after termination or expiration of the Agreement for the Product(s)’ remaining shelf life, unless LMI decides in its sole discretion to undertake such stability testing or to assign such responsibilities to a third party.

5.8                               Health, Safety and Environmental Compliance.

(a)                                 Manufacturing operations are to be performed by CMO using appropriate safety measures and containment techniques as dictated by applicable law, regulations and industry standards.  CMO shall be solely responsible for implementing and maintaining health and safety procedures for the manufacture of Product and performance of services under this agreement and for the handling of any materials or hazardous waste used in or generated by such activities.  CMO, in consultation with LMI, shall develop safety and handling procedures for Product; provided, however, that LMI shall have no responsibility for CMO’s health and safety program.  The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the manufacture of any Product and other services under this Agreement shall be the responsibility of CMO, at CMO’s cost and expense, unless otherwise agreed to in writing by the Parties for special situations and conditions.  Without limiting other legally applicable requirements, CMO shall prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals and authorizations, notices, shipping documents and waste manifests required under applicable law and regulations.

(b)                                 LMI has established a program for systematic assessment of its supplier’s EHS programs (“TPM EHS Assessment Program”) and CMO agrees to participate and reasonably cooperate with LMI in effectively implementing this TPM EHS Assessment Program.

(c)                                  CMO will review LMI’s TPM EHS Assessment Program and cooperate with LMI in developing a reasonable plan for CMO’s compliance with respect to the Product(s).  Specifically and subject to the foregoing, CMO agrees to:

(i)                                     promptly respond to reasonable requests from LMI for non-confidential information made as part of LMI’s TPM EHS Assessment Program; LMI will provide a questionnaire to CMO and CMO is expected to provide the complete response within **** (****) days;

(ii)                                  reasonably cooperate with LMI to clarify and supplement any information related to its facilities and operations; and

(iii)                               provide to LMI, upon request, copies of CMO’s environmental, health and safety permits required by any governmental authority which are associated with the Product(s) and all facility operation related thereto.

(d)                                 CMO agrees that LMI or its appointed agent(s) (subject to entering into suitable confidentiality agreements reasonably acceptable to CMO, provided such agents(s) are reasonably acceptable to CMO) shall be entitled to conduct inspections and audits no more than once per year upon **** notice and mutually convenient times of any areas or facilities used to produce the Product(s) or required for production of the Product(s) in order (i) to assist in completion of LMI’s TPM EHS Assessment Program and (ii) to allow for a loss prevention inspection of the facility by LMI’s insurance underwriting company as necessary for LMI to obtain contingent business interruption insurance; provided that, if LMI discovers any issues during such audit or inspection requiring remediation, then LMI shall be entitled to reaudit or reinspect such areas or facilities under this Section 5.9(d) within the later of **** (****) days or CMO’s written notice to LMI that such remediation has been completed.

(e)                                  CMO shall take reasonable and appropriate precautions to ensure that its personnel (including its employees, contractors and agents) are protected from the Product and/or the Product’s manufacturing process exposures through either engineering infrastructure, personnel protective equipment or a combination of both.  Upon request, within **** (****) days, CMO shall provide workplace monitoring data which demonstrates the effectiveness of controls.

5.9                               Facility.  CMO shall perform all services under this Agreement at the agreed upon facility located at ****.  CMO shall not change the location of such facility or use any additional facility for the performance of services under this Agreement without the prior written consent of LMI, such consent not to be unreasonably withheld, delayed or conditioned.  CMO will be responsible for all applicable costs and expenses in connection with any such change of location of the facility or use of any additional facility for the performance of services under this Agreement (including, but not limited to, costs for qualification and validation batches).

6.                                      INTELLECTUAL PROPERTY; NONDISCLOSURE; CONFIDENTIALITY

6.1                               Intellectual Property.

(a)                                 As between the Parties, subject to the licenses granted under Section 6.1(b) and (c) below, each Party retains all right, title and interest in and to the Intellectual Property and Technology that each Party currently owns, licenses and/or uses to the extent related to the purposes of this Agreement (“Pre-Existing Intellectual Property and Technology”).  Under no circumstances will the licenses granted in Section 6.1(b) or (c) below be construed as a sale of any of the Pre-Existing Intellectual Property and Technology by either Party.  As between the Parties, each Party shall, subject to the licenses granted in Section 6.1(b) and (c) below, own all right, title and interest in and to any modifications, derivative works, enhancements or improvements of or to any of the Pre-Existing Intellectual Property and Technology related to this Agreement that such Party creates, develops, discovers, conceives and/or reduces to practice in the course of performing under this Agreement (“Improvements”); provided, however, CMO agrees that LMI shall own, and shall and hereby does assign to LMI, all right, title and interest in and to all **** to the extent ****.  Subject to the foregoing, the Parties shall jointly own and have the right to use and license (without accounting to the other) all inventions and developments, whether modifications, derivative works, enhancements or improvements to any Intellectual Property and/or Technology related to this Agreement, which are jointly created or developed during the Term.

(b)                                 CMO hereby grants to LMI a **** license, with right to sublicense, in and to all CMO-owned Pre-Existing Intellectual Property and Technology and Improvements relating to such Pre-Existing Intellectual Property and Technology for use in connection with the Product(s).  This license shall **** of the Agreement and shall be included within **** in Sections 2.5 and 3.3.

(c)                                  LMI hereby grants to CMO a **** license, with right to sublicense to LMI-approved subcontractors, in and to all LMI-owned Pre-Existing Intellectual Property and Technology and Improvements relating to such Pre-Existing Intellectual Property and Technology solely for use in connection with development and manufacturing of the Product(s) hereunder for LMI.  This license shall **** of the Agreement.

6.2                               Nondisclosure and **** Obligations.

(a)                                 Except as otherwise specifically contemplated by Section 2.5 or as provided in this Section 6, during the Term of this Agreement and for a period of **** thereafter, both Parties shall maintain in confidence (i.e., not disclose to any third party) and use only for purposes specifically authorized under this Agreement Information received from or on behalf of the other Party, whether such Information is contained in a written or electronic document, whether it is oral or whether it is disclosed by means of inspection.  “Information” shall mean any and all non-public, confidential, trade secret, proprietary information or data, in any form, whether oral, written, electronic, graphic or tangible, and all copies thereof, relating to the Product(s) or either Party’s business, including, but not restricted to, marketing plans and strategies, software codes, software, products, materials, sales figures, methods, know-how, manufacturing, packaging, distribution, inventions, research or development plans and the like that will be disclosed by or on behalf of one Party to the other.

(b)                                 For purposes of clarity, CMO acknowledges and agrees that LMI’s “Information” includes, without limitation, **** developed by CMO for LMI in connection with the services described herein, and any ****.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose, to its Affiliates, employees, officers, directors, lenders, sublicensees, consultants, outside contractors and clinical investigators (collectively, “Representatives”) on a need-to-know basis and on condition that such entities or persons are directed to only use such Information for purposes specifically authorized under this Agreement and to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; notwithstanding the foregoing the Party so disclosing Information will be liable to the other Party hereunder for any misuse or improper disclosure of any such Information by any such firms or individuals.  A Party or its Representatives may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the Product(s).  The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes part of the public domain other than by disclosure by the receiving Party or its Representatives in breach of this Agreement, (ii) can be shown by written documents to have been disclosed to the receiving Party or its Representatives by a third party, provided such Information was not obtained by such third party directly or indirectly from the other Party or its Representatives subject to confidentiality obligations or duties, (iii) prior to disclosure under this Agreement can be shown by written documents to have been already in the possession of the receiving Party or its Representatives, provided such Information was not obtained directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement, or (iv) can be shown by written documents to have been independently developed outside of this Agreement by the receiving Party or its Affiliates without reference to the Information or breach of any of the provisions of this Agreement.  The Party asserting the applicability of one of the exclusions set forth in the immediately preceding sentence shall have the burden of proving the applicability of any such exclusion in any particular circumstance.  If a receiving Party is required to disclose Information of the other Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand of a court or governmental agency, it shall use commercially reasonable efforts to do so on a confidential basis (and provided that the disclosing Party furnishes only that portion of the Information which is legally required), and, in any event, it shall provide (if legally permissible) the other Party prompt notice after receipt of any such official requests to enable the other Party to seek a protective order or similar relief.

(c)                                  CMO understands and acknowledges that Information, Intellectual Property, and Technology relating to LMI’s products has been developed or obtained by the investment of significant time, effort and expense by LMI, and that such Information, Intellectual Property, and Technology is a valuable, special and unique asset of LMI which provides LMI with a significant commercial advantage, and needs to be protected from improper use and disclosure (including, but not limited to, any improper use by CMO and its Representatives).  CMO further recognizes that **** and, as a result, CMO agrees not to undertake, in any manner, directly or indirectly for itself, its Affiliates, or any third party, **** **** during ****.  For purposes of this Agreement, “****” includes ****.  CMO agrees that there may be no adequate remedy at law for any such breach and, upon any such breach or any threat thereof, LMI shall be entitled to appropriate equitable relief, including injunctive relief, in addition to whatever other remedies it might be entitled.  Such additional remedies will include, without limitation, LMI’s reasonable attorney’s fees, court costs and related expenses in connection with the investigation of such activities and the enforcement of this provision.  In addition, in order to protect against the disclosure of LMI’s Information, upon termination or expiration of this Agreement, or as otherwise requested by LMI, CMO will promptly deliver to LMI or, at the request of LMI, destroy all copies of the Information in its possession; provided, in each case, that CMO may retain, in a secure location, a copy of such documents and records for purposes of defending any legal proceedings or as is required to be maintained in order to satisfy any law, rule, or regulation to which CMO is subject.

6.3                               Terms of this Agreement.

(a)                                 LMI and CMO each agree not to disclose, whether by press release or in any other manner, the existence of this Agreement or any terms or conditions of this Agreement, to any third party without the prior written consent of the other Party (which shall not be unreasonably withheld), except as required by applicable law; it being understood that LMI will be able to file this Agreement with the U.S. Securities and Exchange Commission and other government agencies to the extent it reasonably determines such filing is required under applicable rules and regulations, provided that LMI shall be required to use reasonable efforts to seek confidential treatment of pricing and other commercially sensitive information.  In addition, each Party may disclose the terms and conditions of this Agreement to a lender or third party to which it is considering transferring all or substantially all of its interests in the assets to which this Agreement relates; provided, however, that such third party executes a confidentiality agreement by which such third party is bound to hold the disclosed information in confidence.

(b)                                 The Parties shall agree in good faith upon the substance of Information that can be used as a routine reference in the usual course of business to describe the terms of this transaction and each of them may disclose such Information, as modified by mutual agreement from time to time, without the other Party’s consent.

6.4                       Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Section 6 by a Party or its employees, agents, officers or directors or any other person acting in concert with it or on its behalf.  Accordingly, each Party shall be entitled to seek injunctive relief or any other equitable relief appropriate under the circumstances by a court of competent jurisdiction against or with respect to any action that constitutes any such breach of this Section 6.

7.                                      INDEMNIFICATION; INSURANCE.

7.1                       By CMO.  Except to the comparative extent LMI is responsible to indemnify CMO and/or others under Section 7.2, CMO will indemnify and hold LMI, its Affiliates, and its and their directors, officers, agents and employees harmless against any and all liability, damages, losses, costs or expenses, including without limitation, reasonable fees and disbursement of attorneys (collectively, “Liability”) resulting from any third party claims made or suits brought against them to the extent such Liability arises from (i) CMO’s services in developing the Product(s), (ii) CMO’s manufacturing, supplying, processing or otherwise manufacturing the Product(s), (iii) CMO’s negligent acts or omissions or willful misconduct in the manufacture, storage, packaging, labeling, handling or shipping of the Product(s); (iv) CMO’s breach of any representation, warranty or covenant, or failure to perform any of its obligations, hereunder; or (v) personal injuries and/or deaths that are proximately caused (as defined under Massachusetts law) by a Manufacturing Defect.  For purposes of this Section 7.1, “Manufacturing Defect” means the negligence, recklessness (having a baseline not less than negligence), wrongful intentional acts or negligent omissions, willful misconduct, or strict liability, of or by CMO, its Affiliates, and its and their directors, officers, agents and employees resulting from, or arising out of, or in connection with, the development and manufacture of any Product by CMO or its permitted subcontractors hereunder.

7.2                       By LMI.  Except to the comparative extent CMO is responsible to indemnify LMI and/or others under Section 7.1, LMI will indemnify and hold CMO and its directors, officers, agents and employees harmless against any and all Liability resulting from any third party claims made or suits brought against them to the extent such Liability arises from (i) any packaging or labeling of any Product(s) to the extent that such packaging or labeling has been supplied by or at the direction of LMI and applied in accordance with instructions from LMI, (ii) LMI’s negligence or willful misconduct in the storage, handling, shipping, use, marketing, distribution or sale of the Product(s), or any other product packaged or included with the Product(s); (iii) a breach of a representation, warranty or covenant made by LMI; or (iv) personal injuries and/or death resulting from, arising out of, or in connection with, any distribution or sale of any Product by LMI, its Affiliates or its distributors, including claims based on negligence, warranty, strict liability or any other theory of liability or violation of applicable law.

7.3                       Conditions of Indemnification.  A Party or any of its Affiliates or their respective directors, officers, employees or agents (the “Indemnitee”) that intends to claim indemnification under this Section 7 shall promptly notify the other Party (the “Indemnitor”) of any Liability in respect of which the Indemnitee intends to claim such indemnification reasonably promptly after the Indemnitee is aware thereof, and the Indemnitor shall have the right to assume the defense of any related third party action, suit or proceeding with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel and participate in the defense thereof at its own cost and expense.  The indemnity agreement in this Section 7 shall not apply to amounts paid in settlement of any claim, loss, damage or expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure of an Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of any such matter, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 7 to the extent of such prejudice.  The Indemnitee under this Section 7 and its directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any matter covered by this indemnification.

7.4                       Insurance.  LMI and CMO will each, at its own cost and expense, obtain and maintain in full force and effect, during the term of this Agreement and for a period of one year following the expiration or other termination of this Agreement, commercial general liability insurance with an insurance carrier reasonably acceptable to the other Party, with limits of liability, including excess coverage, of an amount at least equal to the greater of (i) **** and (ii) **** (**** ) times the amounts paid to CMO hereunder for the previous calendar year (up to **** in coverage), combined single limit bodily injury and property damage covering its duties and obligations under the Agreement.

8.                                      ALTERNATIVE DISPUTE RESOLUTION.

(a)                                 The Parties will attempt in good faith to resolve any controversy, claim or dispute (“Dispute”) arising out of or relating to this Agreement promptly by negotiations.  Any such Dispute which is not settled by the Parties within thirty (30) days after notice of such Dispute is given by one Party to the other in writing shall be referred to a senior executive of LMI and a senior executive of CMO who are authorized to settle such Disputes on behalf of their respective companies (“Senior Executives”).  If the Dispute has not been resolved within thirty (30) days after the end of the thirty (30) day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute shall be settled by binding arbitration as described in subsection (b) below, if the Parties so choose.

(b)                                 Any Dispute which is not resolved by the Parties within the time period described in subsection (a) shall be settled by final and binding arbitration to be conducted by a single arbitrator in Boston, Massachusetts, pursuant to the then-existing Commercial Rules of the American Arbitration Association.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  The arbitrator shall allocate the costs of the arbitration to one or both of the Parties as it sees fit.

(c)                                  Nothing contained in this Section or any other provision of this Agreement shall be construed to limit or preclude a Party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other Party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings.

9.                                      MISCELLANEOUS.

9.1                               Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture or employer and employee relationship between LMI and CMO.  Each Party shall retain the exclusive right of control with respect to its employees and agents, and shall be responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort in respect of its employees and agents providing Product(s) and services hereunder including, but not limited to, workers’ compensation insurance.  Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.  No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

9.2                               Expenses.  Except as specifically provided herein, each Party shall each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby.

9.3                               Survival.  The following provisions shall survive the termination or expiration of this Agreement (along with any payment obligations accruing during the Term under any other provision) for any reason in accordance with their respective terms:

Section 1 (Definitions)

Section 2.5 (Transfer Notice)

Section 3.3(c) (Terminal Supply)

Section 3.4 (Effect of Expiration or Termination; Accrued Rights; Surviving Obligations)

Section 4 (Regulatory Issues)

Section 5 (Warranties and Quality Assurance)

Section 6 (Intellectual Property; Nondisclosure; Confidentiality)

Section 7 (Indemnification)

Section 8 (Alternative Dispute Resolution)

Section 9 (Miscellaneous)

9.4                               Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be deemed to be given upon receipt (or refusal) and shall be in writing and (a) personally delivered or sent by confirmed telecopy (with hard copy to follow); (b) sent by reputable overnight express courier (charges prepaid); or (c) mailed by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to LMI and CMO shall be sent to the addresses indicated below:

Notices to LMI:

Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, Massachusetts 01862
Attn:  Vice President, Manufacturing and Operations

with a copy to:

Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, Massachusetts 01862
Attn:  General Counsel

Notices to CMO:

Pharmalucence, Inc.

29 Dunham Road

Billerica, MA 01821

Attention:  Chief Operating Officer

E-mail: ****

9.5                               Force Majeure.  If the performance of any obligation under this Agreement by either Party is prevented, restricted, interfered with or delayed by reason of natural disaster, casualty, acts of God, riots, acts of terrorism or such other event of similar nature, all of which are outside the reasonable control of the affected Party (“Force Majeure Event”), the Party so affected shall, upon giving prompt written notice to the other Party (including a full description of particulars), be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable commercial efforts to avoid or remove such causes of non-performance and shall continue performance whenever such causes are removed.

9.6                               LIMITATIONS ON LIABILITY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING FROM THIS AGREEMENT, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT, STATUTES, OR ANY OTHER LEGAL THEORY, EXCEPT TO THE EXTENT NECESSARY TO SATISFY A THIRD PARTY CLAIM UNDER SECTION 7 OF THIS AGREEMENT OR TO THE EXTENT SUCH LIABILITY ARISES FROM CMO’S WILLFUL MISCONDUCT, FRAUD OR GROSSLY NEGLIGENT ACTS OR OMISSIONS OR A PARTY’S BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS SET FORTH HEREIN, AND WHETHER SUCH FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

9.7                               Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement or any part thereof, may not be assigned, in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other Party, in whole or in part, (i) to any Affiliate of such Party, it being agreed that no such assignment to a Party’s Affiliate shall release the assigning Party from its obligations hereunder, or (ii) for the benefit of any lenders under any financing arrangement, or (iii) in connection with the direct or indirect (x) transfer and sale of all or substantially all of the assets or business of such Party or any of its Affiliates or (y) the transfer and sale of all or substantially all of the assets or business of the specific business line, division or unit of such Party or any of its Affiliates to which this Agreement relates, in the case of clause (iii), so long as the transferee or assignee agrees in writing to assume the obligations of the transferor or assignor as if an original party hereto.

9.8                               Entire Agreement; Modification.  This Agreement (together with all Proposals) supersedes all prior agreements and understandings between the Parties or any of their respective Affiliates (written or oral) relating to the subject matter hereof, including any term sheets, and this Agreement (together with all Proposals) is the entire and complete statement of the terms of the agreement between the Parties with respect to the subject matter hereof.  This Agreement and any Proposal may be amended, modified, or supplemented only in a writing signed by LMI and CMO.

9.9                               Waivers.  The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.10                        Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.11                        Governing Law.  This Agreement (and all claims, controversies and causes of actions relating hereto or otherwise arising hereunder or in connection herewith) shall be exclusively interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules thereof.

9.12                        Severability.  To the extent that a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that (a) such term or provision shall be reformed (whether by reducing its scope, duration or area or replacing any such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision), and this Agreement shall be enforceable as so reformed, and (b) any such invalidity or unenforceability shall not invalidate or render unenforceable any other term or provision of this Agreement.

9.13                        No Third Party Beneficiaries.  Neither this Agreement nor any provision hereof is intended to confer upon any person (other than the Parties hereto and, in the case of Section 7, the Indemnittees, which shall be third party beneficiaries thereunder) any rights or remedies hereunder.

9.14                        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.15                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.  A facsimile transmission of an executed counterpart signature page shall be deemed an original.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Jeff Bailey
	Name:	Jeff Bailey
	Title:	Chief Executive Officer

PHARMALUCENCE, INC.

By:	/s/ Edward J. Connolly
	Name:	Edward J. Connolly
	Title:	COO

Proposal #1:
DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension

November 12, 2013

The following proposal (“Proposal #1”), upon execution and delivery, will constitute a Proposal pursuant to, and as defined in, the Manufacturing and Supply Agreement (the “Agreement”), dated as of November 12, 2013, by and between Lantheus Medical Imaging, Inc., and Pharmalucence, Inc.

All capitalized terms used but not defined herein shall have the meanings ascribed to those terms in the Agreement.

Proposal #1 shall be attached to the Agreement and shall be automatically deemed incorporated into the Agreement by reference.

In the event of any conflict between this Proposal #1 and the Agreement, the terms of the Agreement shall control.

The pricing indicated below is based upon the testing and manufacturing requirements set forth in the RFP Proposal, dated September 13, 2013.  Any changes to the manufacturing or test parameters shall be subject to mutual agreement and attached as an addendum hereto.  For the avoidance of doubt, this Proposal #1 reflects the sole pricing terms set forth in the Agreement, and none of the pricing or other economic terms set forth in the RFP Proposal, dated September 13, 2013, attached hereto are effective.

****

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have caused this Proposal #1 to be executed by their respective duly authorized representatives as of the date first above written.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Jeff Bailey
	Name:	Jeff Bailey
	Title:	Chief Executive Officer

PHARMALUCENCE, INC.

By:	/s/ Edward J. Connolly
	Name:	Edward J. Connolly
	Title:	COO

CONFIDENTIAL